Exhibit 2.3

DESCRIPTION OF SECURITES REGISTERED UNDER SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934, AS AMENDED (the “Exchange Act”)

As of the date of the Annual Report on Form 20-F (the “Form 20-F”) of which this Exhibit 2.1 is a part, PS International Group Ltd. (the “Company”, “we”, “us” or “our”) has only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: the Company’s ordinary shares (the “Ordinary Shares”).

Description of Ordinary Shares

The following is a summary of material provisions of our currently effective memorandum and articles of association (our “Amended and Restated Memorandum and Articles of Association”), as well as the Companies Law (2020 Revision) of the Cayman Islands (the “Companies Act”) insofar as they relate to the material terms of our Ordinary Shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. It is subject to and qualified in its entirety by reference to our Amended and Restated Memorandum and Articles, which are incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.1 is a part.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each Ordinary Share has US$0.0001 par value. The number of our Ordinary Share that have been issued as of the last day of the financial year ended December 31, 2024 is provided on the cover of Form 20-F filed on April 30, 2025.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our shareholders do not have preemptive rights.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Not applicable.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Ordinary Shares (Item 10.B.3 of Form 20-F)

Class of Ordinary Shares

As of the date of this annual report, our authorized share capital is US$50,000, divided into 500,000,000 ordinary shares, par value US$0.0001 per share. All of our shares to be issued in the offering will be issued as fully paid.

Holders of our Ordinary Shares will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Dividends

Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, overall financial condition, available distributable reserves and any other factors deemed relevant by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profits (including retained earnings) or share premium, provided that in no circumstances may a dividend be paid if this would result in we being unable to pay its debts as they fall due in the ordinary course of its business.

Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant. In addition, we are a holding company and depend on the receipt of dividends and other distributions from its subsidiaries to pay dividends on the Ordinary Shares. When making recommendations on the timing, amount and form of future dividends, if any, our board of directors will consider, among other things:

●	our results of operations and cash flow;

●	our expected financial performance and working capital needs;

●	our future prospects;

●	our capital expenditures and other investment plans;

●	other investment and growth plans;

●	dividend yields of comparable companies globally;

●	restrictions on payment of dividend that may be imposed on us by financing arrangements; and

●	the general economic and business conditions and other factors deemed relevant by our board of directors and statutory restrictions on the payment of dividends.

Voting Rights

Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every shareholder of record present in person or by proxy at a general meeting shall have one vote and on a poll every shareholder of record present in person or by proxy shall have one vote for each share registered in his name in the register of Members.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attached to the Ordinary Shares cast by those shareholders entitled to vote who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting, while a special resolution requires the affirmative vote of a majority of not less than two-thirds of the votes attached to the Ordinary Shares cast by those shareholders who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our amended and restated memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our amended and restated memorandum and articles of association.

Cumulative Voting

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated memorandum and articles of association do not provide for cumulative voting.

Pre-emptive Rights

There are no pre-emptive rights applicable to the issue by us of Ordinary Shares under our amended and restated memorandum and articles of association.

Meetings of Shareholders

Under the Cayman Companies Act, we are not required to call shareholders’ annual general meetings. We, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Nasdaq listing standards. At least 7 calendar days’ notice shall be given for any general meeting. The board of directors or the chairman of the board may call general meetings at anytime, and must convene an extraordinary general meeting upon the requisition of shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all the issued and outstanding shares that as at the date of the deposit carry the right to vote at general meetings. One or more shareholders’ holding shares which carry in aggregate (or representing by proxy) not less than one-half (1/2) of all votes attaching to all shares in issue and entitled to vote at such general meeting present in person or by proxy and entitled to vote will be a quorum for all purposes.

Transfers of Shares

Subject to the restrictions set out below, any of shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or any other form approved by the board of directors.

The board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which the Company has a lien. Company board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with the Company, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as the Company board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the Nasdaq may determine to be payable, or such lesser sum as Company board of directors may from time to time require is paid to Company in respect thereof.

The registration of transfers may, after compliance with any notice required of the Nasdaq, be suspended and the register closed at such times and for such periods as Company board of directors may from time to time determine, provided always that the registration of transfers shall not be suspended nor the register closed for more than thirty (30) calendar days in any calendar year.

If Company directors refuse to register a transfer, they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Winding Up

On the winding up of the Company, if the assets available for distribution amongst the Company shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of winding up, the surplus shall be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. If the Company’s assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by the Company shareholders in proportion to the par value of the shares held by them.

Calls on Ordinary Shares and forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least one month prior to the specified time of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

Subject to the provisions of the Cayman Companies Act, we may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or the Company. The redemption of such shares will be effected in such manner and upon such other terms as our directors determine before the issue of the shares, by either the our board or by ordinary resolution of the Company. We may also purchase or redeem its own shares (including any redeemable shares) on such terms and in such manner and terms have been approved by the Our Board or by Our shareholders by an ordinary resolution, or are otherwise authorized by the Amended and Restated Memorandum and Articles of Association.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect any account or book or document of the Company except as conferred by the Companies Act or authorized by the Directors or by the Company in general meeting. However, we will provide our shareholders with annual audited financial statements.

Requirements to Change the Rights of Holders of Ordinary Shares (Item 10.B.4 of Form 20-F)

Variations of Rights of Shares

Under the Amended and Restated Memorandum and Articles of Association, if our share capital is divided into different classes (and as otherwise determined by the directors in accordance with the Amended and Restated Memorandum and Articles of Association), the relative rights as between the difference classes may only be varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions under the laws of the Cayman Islands which are applicable to our company or under our Amended and Restated Memorandum and Articles of Association that require our company to disclose shareholder ownership above any particular ownership threshold.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of the UK, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Cayman Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that the merger is permitted under the laws of that other jurisdiction).

For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is affected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five percent (75%) in value of the shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions.

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Special Considerations for Exempted Companies

The Company is an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company (other than an exempted company holding a license to carry on business in the Cayman Islands) does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Amended and Restated Memorandum and Articles of Association permits indemnification of officers and directors for any action, proceeding, costs, charges, expenses, losses, damages or liabilities, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from actual fraud, willful default or willful neglect which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, the Company intends to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in the Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Amended and Restated Memorandum and Articles of Association

Some provisions of the Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of The Company or management that shareholders may consider favorable, including provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders.

Such provisions could be applied to delay or prevent a change in control of the Company or make removal of management more difficult. This may cause the price of the Company Ordinary Shares to fall.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Amended and Restated Memorandum and Articles of Associationfor a proper purpose and for what they believe in good faith to be in the best interests of the Company and the shareholders.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, directors owe the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

●	directors should not improperly fetter the exercise of future discretion;

●	duty to exercise powers fairly as between different sections of shareholders;

●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

●	duty to exercise independent judgment.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Amended and Restated Memorandum and Articles of Association provides that shareholders may approve corporate matters by way of a written resolution signed by or on behalf of all shareholders who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. An extraordinary general meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling extraordinary general meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Amended and Restated Memorandum and Articles of Association permits our shareholders together holding one-third (1/3) of all votes attaching to all the issued and outstanding shares that as at the date of the deposit carry the right to vote at general meetings of the Company to requisition a general meeting. As a Cayman Islands exempted company, The Company is not obliged by law to call shareholders’ annual general meetings. The Company, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Nasdaq listing standards.

Matters Requiring Shareholder Approval

A special resolution, requiring not less than a two-thirds vote (or a unanimous written resolution), is required to:

●	amend the Amended and Restated Memorandum and Articles of Association ;

●	register the Company by way of continuation in a jurisdiction outside the Cayman Islands;

●	merge or consolidate the Company by way of a Cayman Islands statutory merger or consolidation;

●	reduce our share capital or any capital redemption reserve in any manner authorized by law;

●	change our name; or

●	other matters as provided in the Amended and Restated Memorandum and Articles of Association .

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Amended and Restated Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute under its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either a business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, the Company cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Amended and Restated Memorandum and Articles of Association , if the Company is wound up, the liquidator of the Company may distribute the assets with the sanction of a special resolution of the shareholders and any other sanction required by law.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under the Amended and Restated Memorandum and Articles of Association, if our share capital is divided into different classes (and as otherwise determined by the directors in accordance with the Amended and Restated Memorandum and Articles of Association ), the relative rights as between the difference classes may only be varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, the Amended and Restated Memorandum and Articles of Association may only be amended by a special resolution of the shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on Our shares. In addition, there are no provisions in the Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Inspection of Books

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of the shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or the corporate records (other than our memorandum ad articles of association, as amended and restated from time to time, and its register of mortgages and charges).

Changes in Capital

The Company may from time to time by ordinary resolution:

●	increase the share capital by new shares of such amount as it thinks expedient;

●	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

●	subdivide its shares, or any of them, into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

●	cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the share so canceled.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

●	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

●	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

●	the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Changes in Capital (Item 10.B.10 of Form 20-F)

Subject to the Companies Act, we may from time to time by an ordinary resolution of our shareholders:

●	increase the share capital of our Company by new shares of such amount as it thinks expedient;

●	consolidate and divide all or any of our share capital into shares of larger amount than its existing shares of shares;

●	subdivide its existing shares, or any of them, into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

●	cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so canceled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce its share capital and any capital redemption reserve in any manner authorized by the Companies Act.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Unit Purchase Option (Item 12.B of Form 20-F)

Following the consummation of the Business Combination, we have assumed the Unit Purchase Option (as defined below) that AIB sold to Maxim Group LLC, connection with the initial public offering of AIB, for $100, which consists of an option to purchase up to a total of 431,250 Option Units (as defined below) exercisable, in whole or in part, at $11.00 per unit, commencing on the consummation of the Business Combination (the “Unit Purchase Option”). The Unit Purchase Option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from January 18, 2022. Upon exercise, each unit (the “Option Unit”) contains one Ordinary Share and one right. Each right, upon automatic conversion at issuance, entitles the holder thereof to receive one-tenth (1/10) of an Ordinary Share upon the consummation of the Business Combination.

The Unit Purchase Option grants to holders demand and “piggy-back” rights of the securities directly and indirectly issuable upon exercise of the Unit Purchase Option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of Option Units issuable upon exercise of the Unit Purchase Option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Unit Purchase Option will not be adjusted for issuances of Ordinary Shares at a price below its exercise price. We will have no obligation to net cash settle the exercise of the Unit Purchase Option or the rights underlying the Unit Purchase Option. The holder of the Unit Purchase Option will not be entitled to exercise the Unit Purchase Option or the underlying rights unless a registration statement covering the securities underlying the Unit Purchase Option is effective or an exemption from registration is available. If the holder is unable to exercise the Unit Purchase Option, the Unit Purchase Option will expire worthless.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.